Exhibit 12.01

CADENCE DESIGN SYSTEMS, INC.

Statement Regarding Computation of Consolidated Ratio of Earnings to Fixed Charges

	Six Months Ended		Year Ended
	July 4, 2015	June 28, 2014	January 3, 2015	December 28, 2013	December 29, 2012	December 31, 2011	January 1, 2011
	(dollars in thousands)
Earnings:
Income (loss) before income taxes	$111,883	$68,189	$181,002	$158,996	$188,271	$95,426	$(62,768)
(Earnings) losses in equity interests	(775)	(1,952)	(1,439)	596	65	136	133
Fixed charges	24,579	19,026	43,010	46,064	42,624	49,903	43,609

	$135,687	$85,263	$222,573	$205,656	$230,960	$145,465	$(19,026)

Fixed charges:
Interest expense (1)	$19,934	$14,637	$34,121	$37,581	$34,742	$43,025	$36,343
Estimated interest component of rent expense	4,645	4,389	8,889	8,483	7,882	6,878	7,266

	$24,579	$19,026	$43,010	$46,064	$42,624	$49,903	$43,609

Earnings to fixed charges ratio (excess of fixed charges over earnings)	5.5x	4.5x	5.2x	4.5x	5.4x	2.9x	$(62,635)

(1)	Includes interest expense from indebtedness and amortization of discounts and capitalized expenses related to indebtedness.